Exhibit (j)(2) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Total Return Series, Inc.

We consent to the use of our reports dated November 24, 2014, with respect to the financial statements of Federated Mortgage Fund and Federated Ultrashort Bond Fund, each a portfolio of Federated Total Return Series, Inc., as of September 30, 2014, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

November 24, 2014